SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

         Filed by the Registrant   |X|
         Filed by a Party other than the Registrant   |_|
         Check the appropriate box:
         |_|      Preliminary Proxy Statement
         |_|      Confidential, for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
         |X|      Definitive Proxy Statement
         |_|      Definitive Additional Materials
         |_|      Soliciting Material Pursuant to ss.204.14a-11(c) or
                  ss.240.14a-12


                            Employee Solutions, Inc.
                (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
         |X|      No fee required
         |_|      $________ Filing Fee computed on table below per Exchange Act
                  Rules 14a-6(i)(4) and 0-11.
                  (1)    Title of  each class of securities to which transaction
                         applies:
                  (2)    Aggregate  number  of securities to  which  transaction
                         applies:
                  (3)    Per unit price or other underlying value of transaction
                         computed pursuant to Exchange Act Rule 0-11:
                  (4)    Proposed Maximum aggregate value of transaction:
                  (5)    Total fee paid:

         |_|      Fee paid previously with preliminary proxy materials.
         |_|      Check  box if any part of the fee is  offset  as  provided  by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
                  (1)    Amount Previously Paid: _________
                  (2)    Form, Schedule or Registration Statement No.: _________
                  (3)    Filing Party: _____________________
                  (4)    Date Filed: ______________________

                                     [LOGO]

                            Employee Solutions, Inc.
                            Making business better.


                             6225 North 24th Street
                             Phoenix, Arizona 85016
                              _____________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  June 2, 1998
                              _____________________


TO THE SHAREHOLDERS:

         The Annual Meeting of Shareholders of Employee Solutions, Inc., an Arizona corporation (the "Company"), will be held on Tuesday, June 2, 1998 at 9:00 a.m. local time, at The Scottsdale Plaza Resort, 7200 North Scottsdale Road, Scottsdale, Arizona for the following purposes:

         (1) To elect six directors to serve for the next year or until their successors are elected;

         (2) To consider and act upon a proposal to amend the Company's 1995 Option Plan to increase the number of shares for which options may be granted by 1,000,000.

         (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only shareholders of record at the close of business on April 23, 1998 are entitled to notice of and to vote at the Annual Meeting.

         All shareholders are cordially invited to attend the Annual Meeting in person.

                                           By order of the Board of Directors



                                           Paul M. Gales
                                           Secretary
Phoenix, Arizona
April 21, 1998

--------------------------------------------------------------------------------
IMPORTANT: It is important that your shareholdings be represented at the Meeting. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed Proxy and mail it promptly in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States.
--------------------------------------------------------------------------------

                                     [LOGO]

                            Employee Solutions, Inc.
                            Making business better.


                             6225 North 24th Street
                             Phoenix, Arizona 85016
                              _____________________

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                  June 2, 1998
                              _____________________


                SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

         Proxies in the accompanying form are solicited on behalf, and at the direction, of the Board of Directors of Employee Solutions, Inc. (the "Company"). All shares represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the direction on the proxies. If no direction is indicated, the shares will be voted in favor of the proposals to be acted upon at the Annual Meeting. The Board of Directors is not aware of any other matter which may come before the meeting. If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

         When stock is in the name of more than one person, the proxy is valid if signed by any of such persons unless the Company receives written notice to the contrary. If the shareholder is a corporation, the proxy should be signed in the name of such corporation by an executive or other authorized officer. If signed as attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer's full title should be given and, if not previously furnished, a certificate or other evidence of appointment should be furnished.

         This Proxy Statement and the form of proxy which is enclosed are being mailed to the Company's shareholders commencing on or about April 28, 1998.

         A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted. A shareholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Annual Meeting, by written notice of revocation received by the Secretary prior to the vote at the Annual Meeting or by appearing in person at the Annual Meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates.

         In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses incurred in connection therewith. It is not anticipated that any other persons will be engaged to solicit proxies. However, the Company may seek services of an outside proxy solicitor in the event such services become necessary. All expenses incurred in connection with this solicitation will be borne by the Company.

         The mailing address of the principal corporate office of the Company is 6225 North 24th Street, Phoenix, Arizona 85016.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Only shareholders of record at the close of business on April 23, 1998 (the "Record Date") will be entitled to vote at the meeting. As of April 21, 1998, there were issued and outstanding 31,739,795 shares of Common Stock. Each holder of Common Stock is entitled to one vote, exercisable in person or by proxy, for each share of the Company's Common Stock held of record on the Record Date. The presence of a majority of the shares of Common Stock entitled to vote, in person or by proxy, is required to constitute a quorum for the conduct of business at the Annual Meeting.

         Each shareholder present, either in person or by proxy, will have cumulative voting rights with respect to the election of directors. Under cumulative voting, each shareholder is entitled to as many votes as is equal to the number of shares of Common Stock of the Company held by the shareholder on the Record Date multiplied by the number of directors to be elected, and such votes may be cast for any single nominee or divided among two or more nominees. The six nominees, or such fewer number of nominees as may stand for election, receiving the highest number of votes will be elected to the Board of Directors. There are no conditions precedent to the exercise of cumulative voting rights. Unless otherwise instructed in any proxy, the persons named in the form of proxy which accompanies this Proxy Statement (the "Proxy Holders") will vote the proxies received by them for the Company's six nominees set forth in "Election of Directors" below. If additional persons are nominated for election as directors, the Proxy Holders intend, unless otherwise instructed in any proxy, to vote all proxies received by them in such manner in accordance with cumulative voting as will assure the election of as many of the Company's nominees as possible, and, in such event, the specific nominees for whom votes will be cast will be determined by the Proxy Holders. If authority to vote for any nominee of the Company is withheld in any proxy, the Proxy Holders intend, unless otherwise instructed in such proxy, to vote the shares represented by such proxy, in their discretion, cumulatively for one or more of the other nominees of the Company. The affirmative vote of a majority of a quorum is required with respect to the approval of Proposal 2 set forth herein.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The inspectors of election will include abstentions and broker non-votes in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

         All share and per-share information in this Proxy Statement has been adjusted to reflect two-for-one stock splits effected in the form of 100% stock dividends effective January 16, 1996 and July 26, 1996.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock at April 21, 1998 with respect to (i) each person who beneficially owns more than 5% of the Company's outstanding Common Stock including such person's address, (ii) each director of the Company and each person nominated to become a director at the Annual Meeting, (iii) each of the executive officers listed in the Summary Compensation Table below and
(iv) all directors and executive officers of the Company as a group. As of April 21, 1998 there were issued and outstanding 31,739,795 shares of Common Stock, each entitled to vote at the Annual Meeting.

                                                   Shares Beneficially Owned (1)
                                                   -----------------------------
                                                      Number          Percent
                                                      ------          -------

       Marvin D. Brody (2)                         2,744,088             8.6%
           6225 N. 24th Street
           Phoenix, Arizona  8516

       Harvey A. Belfer (3)                        1,840,480             5.8%
           6225 N. 24th Street
           Phoenix, Arizona  85016

       Roy A. Flegenheimer (4)                       416,666             1.3%

       Robert L. Mueller (3)                          90,000                *

       Morris C. Aaron (5)                            76,666                *

       Jeffery A. Colby (6)                           53,361                *

       Paul M. Gales (5)                              40,000                *

       Mark J. Gambill (5)                            16,667                *

       Sara R. Dial                                        0                *

       Quentin P. Smith                                    0                *

       All executive officers and directors
       as a group (10 persons) (7)                 5,277,928            16.3%

*  Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon conversion or exercise of stock options, warrants or convertible securities which are currently exercisable or which become exercisable within 60 days are deemed beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) Includes 2,309,088 shares held by a limited partnership of which Mr. Brody and his spouse are the general partners and Mr. Brody, his spouse and adult children are the limited partners. Also, includes 400,000 shares of Common Stock held by an entity wholly-owned by Mr. Brody's spouse, as to which Mr. Brody disclaims beneficial ownership.
(3)    Voting and investment power shared with spouse.
(4) Includes 392,666 shares which Mr. Flegenheimer has the right to acquire upon the exercise of stock options.
(5) Shares which the beneficial owner has the right to acquire upon the exercise of stock options.
(6) Includes 53,333 shares which Mr. Colby has the right to acquire upon the exercise of stock options.
(7) Includes 579,332 shares which executive officers and directors have the right to acquire upon the exercise of stock options.

                                  PROPOSAL 1 -

                              ELECTION OF DIRECTORS

       Six directors are to be elected at the Annual Meeting. Unless otherwise instructed, the Proxy Holders will vote the Proxies received by them for the Company's nominees, Harvey A. Belfer, Marvin D. Brody, Jeffery A. Colby, Sara R. Dial, Robert L. Mueller, and Quentin P. Smith, Jr. Each director will hold office until the next annual meeting of shareholders and thereafter until his successor is elected and has qualified. Cumulative voting is permitted under Arizona law in the election of directors. The number of directors may be increased to a maximum of nine.

       If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

       The names of the directors and certain information about them are set forth below.

                                                                                               Director
Name                           Age   Position with Company                                       Since
--------------------------     ---   -------------------------------------------------           -----
Marvin D. Brody                 54   Chairman of the Board, President, Chief Executive            1991
                                     Officer and Director

Harvey A. Belfer                60   Director                                                     1991

Jeffery A. Colby                44   Director; President of TEAM Services                         1995

Sara R. Dial                    34   Director                                                     1998

Robert L. Mueller               70   Director                                                     1995

Quentin P. Smith, Jr.           46   Director                                                     1998

       Marvin D. Brody co-founded the Company in 1991. He has been a Director of the Company since its inception, became the Company's Chief Executive Officer in November 1994 and has served as President since June 1996. Prior to becoming the Company's Chief Executive Officer, Mr. Brody was engaged in the private practice of law since 1973. He graduated from John Marshall Law School with a Juris Doctorate degree in 1969.

       Harvey A. Belfer co-founded the Company in 1991 and has been a Director since the Company's inception. He was also the Company's Chief Executive Officer from its founding until November 1994 and its President from its founding until June 1996. From 1984 until 1991, Mr. Belfer was an executive officer of Contract Personnel Systems, Inc. and Corporate Personnel Services, Inc., both PEOs.

       Jeffery A. Colby has been a Director of the Company since November 1995. Mr. Colby founded TEAM Services, a PEO in the music and advertising industries, in 1992 and has been its Chief Executive Officer since 1994 and President since January 1996. The Company acquired TEAM Services in 1996; see "Certain
Transactions"   under   "Compensation    Committee    Interlocks   and   Insider
Participation." Since December 1986, Mr. Colby has served as President of Colbyco, Inc., a Chicago-based company which provides consulting, audit and freight bill payment services for the transportation industry. From 1975 to 1986, Mr. Colby was a principal at the Chicago-based law firm of Fox & Grove.

       Sara R. Dial became a Director of the Company in January 1998. Ms. Dial is the President and Chief Executive Officer of Sara Dial & Associates, Inc., a professional business consulting service. Previously, Ms. Dial served as the Director of the Arizona Department of Commerce from 1993-1996 and Director of the Financial Services and Housing Division of the Arizona Department of Commerce from 1991-1993.

       Robert L. Mueller has been a Director of the Company since February 1995. Mr. Mueller has been an independent consultant since 1993. From 1987 to 1993, he was the President, Chief Operating Officer and a Director of Proler International Corp., a steel recycler headquartered in Houston, Texas.

       Quentin P. Smith, Jr. became a Director of the Company in January 1998. Mr. Smith is the President of Cadre Business Advisors, LLC, a professional management consulting services company. Previously, Mr. Smith was the Partner-in-Charge of the Desert Southwest Business Consulting Group of Arthur Andersen LLP from 1993 to 1995 and a co-owner of Data Line Service Company, a data processing service bureau, from 1988-1991. Mr. Smith is a director of Arizona Public Service Co.


Compliance with Section 16(a) Reporting Requirements

       Under the securities laws of the United States, the Company's directors, its executive officers, and persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established and the Company is required to disclose any failure to file by these dates. All of these filing requirements were satisfied during the year ended December 31, 1997, except that Edward L. Cain, Jr., a former executive officer and director of the Company, did not file on a timely basis one report relating to one transaction. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.


Board Meetings and Committees

       The Board of Directors held 10 Directors' meetings during the fiscal year ended December 31, 1997. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and any committee on which such director served during the period of such service.

       The Company's Audit Committee currently consists of Ms. Dial and Messrs. Mueller and Smith. The Audit Committee held nine meetings during 1997. The Company's Audit Committee reviews the Company's financial reporting, relationships with its independent auditors and other matters affecting the financial statements of the Company.

       The Company's Compensation Committee currently consists of Ms. Dial and Messrs. Mueller and Smith. The Compensation Committee held four meeting during 1997. The Compensation Committee reviews executive compensation and stock option awards under the Company's stock option plans.

       The Company does not have a nominating committee. Nominations of persons to be directors and other functions of such committees are considered by the full Board of Directors.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

       The following table sets forth, with respect to the years ended December 31, 1997, 1996 and 1995, compensation awarded to, earned by or paid to (i) the Company's Chief Executive Officer and (ii) the four other highest compensated executive officers who were serving as executive officers at December 31, 1997 and whose total salary and bonus exceeded $100,000 in 1997.

                                                                             Long Term
                                        Annual Compensation in Dollars    Compensation
                                        ------------------------------    ------------
                                                                            Securities
     Name and                                          Other Annual         Underlying         All Other
     Principal Position           Year       Salary    Compensation       Options/SARs(1)   Compensation(4)
     ------------------           ----       ------    ------------       ---------------   ---------------
     Marvin D. Brody              1997   $  327,400    $         (3)                        $      5,545
     Chief Executive Officer,     1996      276,246              (3)                --             5,333
     President (2)                1995      165,992          20,493 (5)             --             5,244

     Roy A. Flegenheimer          1997   $  186,053    $         (3)                --      $      5,619
     Chief Operating Officer      1996      177,400              (3)            70,000             5,401
                                  1995      151,699              (3)           360,000(6)          5,508

     Morris C. Aaron (7)          1997   $  164,242    $         (3)            50,000             5,949
     Chief Financial Officer,     1996       81,731              (3)           150,000             4,826
     Treasurer                    1995           --               --                --                --

     Paul M. Gales (7)            1997   $  177,307    $         (3)            50,000             5,949
     Senior Vice President,       1996       39,712              (3)           120,000             1,316
     General Counsel and          1995           --               --                --                --
     Secretary

     Mark J. Gambill (8)          1997   $  129,135    $      62,430(9)         50,000             4,353
     Senior Vice President        1996           --               --                --                --
     Sales and Marketing          1995           --               --                --                --

(1) Consist entirely of stock options; no stock appreciation rights ("SARs") were granted or are outstanding.
(2) Compensated as Chief Executive Officer since January 1995; became President in June 1996.
(3)    Less than 10% of the total of annual salary.
(4)    Term life and health insurance premiums.
(5)    Automobile lease.
(6) Includes options to purchase 160,000 shares of Common Stock issued in February 1994 which were canceled in April 1995 and simultaneously replaced by options to acquire the same number of shares.
(7)    Morris C. Aaron and Paul M. Gales joined the Company in 1996.
(8)    Mark J. Gambill joined the Company in 1997.
(9) Includes $40,483 of relocation expense related to a loss on the sale of personal residence.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

       The following table sets forth information about stock option grants during the last fiscal year to the executive officers named in the Summary Compensation Table receiving grants during such period. Messrs. Brody and Flegenheimer did not receive options in 1997.

                                 Individual Grants
                   -------------------------------                           Potential Realizable Dollar
                       Number of        Percent of                               Value at Assumed Annual
                      Securities       Option/SARs                                  Rates of Stock Price
                      Underlying        Granted to   Base Price                         Appreciation for
                    Options/SARs      Employees in     (Dollars  Expiration                  Option Term(2)
           Name          Granted       Fiscal Year  (per share)        Date             5%           10%
---------------    -------------    --------------  -----------  ----------    -------------------------
Morris C. Aaron           50,000               4.7  $    5.4060      7/7/07    $   169,990    $  430,789

Paul M. Gales             50,000               4.7  $    5.4060      7/7/07    $   169,990    $  430,789

Mark J. Gambill           50,000               4.7  $    6.9380     3/18/07    $   218,164    $  552,869

(1)    Consist entirely of stock options and do not include SARs.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% or 10% compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the Common Stock. The potential realizable value of the foregoing options is calculated by assuming that the market price of the underlying security appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FY-END OPTION/SAR VALUE TABLE (1)

       The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning option exercises during the last fiscal year and the number and value of options outstanding at the end of the last fiscal year. Mr. Brody exercised no options in 1997, and had no outstanding options at December 31, 1997.

                                                      Number of Securities   Dollar Value of Unexercised
                             Number                 Underlying Unexercised          In-the-Money Options
                             Shares    Dollar           Options at FY- End                     at FY-End(2)
                           Acquired     Value  ---------------------------   ---------------------------
               Name     on Exercise  Realized  Exercisable   Unexercisable   Exercisable   Unexercisable
-------------------     -----------  --------  -----------   -------------   -----------   -------------

Roy A. Flegenheimer(3)        6,000  $ 20,526      392,666          93,334  $    764,816  $       48,114

Morris C. Aaron                  --  $     --       76,666         123,334  $          0  $            0

Paul M. Gales                    --  $     --       40,000         130,000  $          0  $            0

Mark J. Gambill                  --  $     --           --          50,000  $          0  $            0

(1)    No SARs are outstanding.
(2) Based on the last trade of the Company's Common Stock on the NASDAQ National Market on December 31, 1997 at $4.313 per share.
(3)    Includes options granted under both the 1993 and 1995 Option Plan.

Employment   Contracts,   Termination  of  Employment,   and   Change-in-Control
Arrangements

       The Company has entered into substantially identical employment agreements with each of Morris C. Aaron, Roy A. Flegenheimer, Paul M. Gales and Mark J. Gambill, which agreements provide for base salaries of $163,500; $201,465; $175,000 and $160,000, respectively. The base salaries are subject to annual review by the Company's compensation committee. The agreements provide that if the employee terminates his employment with the Company for any reason other than for cause, by his disability, or by his death, within 12 months from events which constitute a "change of control" (as defined in the agreement), the employee will receive a lump sum equal to 2.99 times a base amount as well as a continuation of his medical coverage and other benefits to which he, as a terminated employee, was entitled at the time immediately prior to the change of control. The agreements extend indefinitely, but are terminable by either the Company or the employee with stated notice.

       The Company's 1995 Option Plan provides that in the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation (an "Acquisition"), appropriate provision shall be made with respect to outstanding and unexercised options to either (a) substitute on an equitable basis appropriate shares of the surviving corporation for such options or (b) cancel such options upon payment of the fair market value of such options to the respective holders. The Company's 1993 Option Plan provides that in the event of an Acquisition, appropriate provision shall be made with respect to outstanding and unexercised options to either (a) substitute on an equitable basis appropriate shares of the surviving corporation for such options or (b) accelerate the vesting and permit the exercise of all such options prior to such Acquisition.

Compensation of Directors

       The Company's directors who do not receive a salary or commissions from the Company receive a quarterly retainer of $2,500 plus a fee of $500 per each board or committee meeting attended in person. Directors also are reimbursed for reasonable out-of-pocket expenses incurred in attending Board of Directors' meetings. Non-employee directors of the Company are eligible for the grant of stock options pursuant to the 1993 Option Plan, and are eligible under certain circumstances for option grants under a formula grant provision of the 1995 Option Plan. Under the provisions of the 1995 Option Plan in effect prior to June 1996, every non-employee director of the Company was automatically granted options to acquire 80,000 shares of the Company's Common Stock upon becoming a director. In June 1996, the 1995 Option Plan was altered to provide for automatic annual grants of options for 2,500 shares of Common Stock upon election or at the date of the annual meeting (or other day of election) for each non-employee director for ten year terms; provided, however, that directors elected prior to June 1996 are not eligible to receive such options until the year 2000 annual meeting of shareholders. In January 1998, the automatic grant to non-employee directors under the 1995 Option Plan upon the date of initial election to the Board was increased to 10,000 options.

       In 1995, Robert L. Mueller and Jeffery A. Colby, both at that time non-employee directors, were each granted options for 80,000 shares of Common Stock, with an exercise prices of $1.9375 and $4.3125, respectively, equal to the fair market value of the Common Stock on the date of grant. Mr. Mueller's options were immediately exercisable, and Mr. Colby's options vest in equal installments on the first three anniversaries of the date of grant. Ms. Dial and Mr. Smith each were granted options for 10,000 shares of Common Stock upon their election to the Board in January 1998, with an exercise price of $4.969 per share, equal to the fair market value of the Common Stock on the date of grant.

       Harvey A. Belfer entered into a five-year employment agreement with the Company effective January 1, 1993. Mr. Belfer also agreed not to engage in certain activities that compete with the Company until two years after the termination of the employment agreement. Mr. Belfer retired as President effective June 26, 1996, at which time his employment agreement was terminated. The Board of Directors replaced Mr. Belfer's employment agreement with a five-year consulting agreement which provides for compensation of $35,000 per year and contains non-competition provisions; $35,000 was paid to Mr. Belfer in 1997 under this agreement.

Compensation Committee Interlocks and Insider Participation

During fiscal 1997, the Compensation Committee consisted of Messrs. Belfer and Mueller. Mr. Belfer has engaged in certain relationships and related transactions with the Company which are described immediately below in "Certain Transactions" and immediately above in "Compensation of Directors." The subheading "Certain Transactions" also describes certain other relationships and transactions with current or former board members.

       Certain Transactions

       Edward L. Cain, Jr.

       The Company has entered into a series of transactions with Edward L. Cain, Jr., a former director and executive officer of the Company. A number of the transactions discussed as occurring in 1996 or 1997 were affected by 1998 transactions described below; however, they are discussed to give context to the 1998 transactions.

       In 1996, pursuant to an option granted in 1994, the Company acquired, in consideration of 648,000 unregistered shares of Common Stock, the interest of Edward L. Cain, Jr., in a joint venture operating under the name Employee Solutions-East, Inc. (ESEI). ESEI was previously 99% owned by Mr. Cain, and 1% owned by the Company. In connection with the creation of the ESEI joint venture, Mr. Cain had received warrants (later converted into options under the 1995 Option Plan) to acquire 400,000 shares of the Company's Common Stock at an exercise price of $2.125 per share which were to expire through November 10, 2004, and were exercisable in five years or sooner if certain events occur.

       Mr. Cain was required to sign a promissory note in connection with the ESEI acquisition in the principal amount of $385,624 payable, together with interest at 8% per annum, on December 31, 1996 to reimburse the Company for certain expenses incurred by ESEI. Such amounts were repaid to the Company in early 1997.

       Mr. Cain entered into an Amended and Restated Employment Agreement with the Company effective January 1, 1996. The agreement provided for compensation in the form of commissions based upon administrative fees collected from the Company's PEO business and contained non-competition provisions which included certain exceptions during the term of the employment agreement ended June 23, 1999, unless earlier terminated.

       Under their non-competition arrangements with the Company, Mr. Cain and another person were permitted to sell certain PEO services which were declined by the Company, not otherwise meeting Company standards or meeting certain other conditions. Mr. Cain was required to pay the Company 50% of all commissions and similar compensations which he receives for such brokerage. The amount paid in 1996 was approximately $24,975. In addition, Professional Employer Resources Corporation (Perc), a company jointly owned by those individuals, had an arrangement with the Company under which it receives commissions for the referral of new business to the Company; a Company subsidiary performs certain administrative services on behalf of Perc.

       In 1996 and 1997, the Company paid Perc $352,648 and $134,716, respectively, in aggregate commissions for the referral of business (net of an adjustment in 1996 described below). Perc also conducted a number of activities in 1996 which were ultimately agreed among Mr. Cain, the other individual and the Company that, although they were conducted in good faith, may have been beyond the scope of activities which the individuals were permitted to conduct. In March 1997, Perc reimbursed the Company $543,550, constituting its 1996 estimated earnings resulting from these activities. In addition, Perc agreed to pay the Company $273,000 (plus 6% interest from January 1, 1997) not later than December 31, 1997; that represents $157,000 in payment for administrative services performed for Perc by a Company subsidiary in 1996 and $116,000 representing an overpayment by the Company to Perc resulting from a determination that commissions were not due with respect to a transaction. Mr. Cain has agreed with the Company to divest his interest in Perc prior to the end of 1997.

       In certain instances, if it is determined upon review of year end information that commissions have been overpaid during the course of the year, persons who receive those commission payments are required to repay them to the Company. During 1996, the Company overpaid commissions of up to $123,000 to Mr. Cain in addition to the adjustment for Perc referred to above. Mr. Cain and the Company disagreed as to the amount, but agreed to reconcile final 1996 commissions and complete repayments by the end of 1997.

       As part of a comprehensive transaction to address open issues and certain disagreements resulting from the above arrangements, in April 1998, the Company entered into a series of agreements with Mr. Cain. Pursuant to these agreements, Mr. Cain resigned all positions as a director and executive officer of the Company and its subsidiaries; Mr. Cain's position with the Company had previously ceased being considered an executive officer position in late 1997. The arrangements include an amended employment agreement which provides for an annual salary of $42,000 and for the immediate vesting of 100,000 of the stock options currently held by Mr. Cain. The employment agreement term extends through December 1999. All exceptions to the non-competition provisions have been terminated, and the Company acquired all rights to commissions otherwise payable to Mr. Cain by the Company with respect to the Company's current PEO business in exchange for a payment of $515,000. The joint venture agreement was terminated, and the parties executed mutual releases. All future commissions otherwise payable to PERC were terminated, and the $273,000 note from PERC (a portion of which had been forgiven in connection with the acquisition of the ERC companies in September 1997) was canceled. In connection with these agreements, Mr. Cain executed a promissory note payable to the Company in an aggregate amount of $350,000, primarily representing the return of certain commissions which were overpaid in prior periods (including the balance of for commission overpayments in 1996). The note is payable February 28, 2000, subject to earlier payment in whole or in part upon certain future exercises of stock options held by Mr. Cain.

       Colby Employment Agreement/TEAM Services

       Mr. Colby, a member of the Company's Board of Directors since November 1995, was the controlling shareholder of TEAM Services at the time of its June 1996 acquisition by the Company, and served as Chief Executive Officer of TEAM Services since 1993. In connection with the TEAM Services acquisition, Mr. Colby entered into a three-year employment agreement with the Company pursuant to which he continues to act as TEAM Services' President and provides, among other services, certain marketing services. Mr. Colby receives a base salary of $75,000 per year, plus commissions equivalent to those of Company regional sales vice presidents, but not less than $60,000.

       In addition, under the 1996 agreements by which the Company acquired all the outstanding capital stock of TEAM services, the Company agreed to a total purchase price of four times total TEAM Services' pre-tax income for the 12-month period ending June 30, 1999. The purchase price will be paid in the form of net assumed liabilities (approximately $825,000 assumed at closing) and unregistered Common Stock. Any unregistered shares of Common Stock which may be issued would be entitled to certain piggy-back and demand registration rights. There is no stated maximum consideration payable in the transaction.

       Other

       Mr. Belfer is part owner of a client company which utilizes the Company's employee leasing services. The Company billed MD $571,955 for employee leasing services during 1997.

    Compensation Committee Report on Executive Compensation

     The Company's Compensation Committee is responsible for:

        (1) reviewing and approving the annual salary, bonus and other benefits, direct and indirect, including perquisites and personal benefits, to be paid or awarded to key executives;

        (2) reviewing and approving new compensation and stock plans and changes to existing plans; and

        (3) administering the incentive compensation plans, stock option and other stock-based plans and other employee benefit plans of the Company and its subsidiaries or establishing committees to perform such functions.

       Compensation Philosophy

       The general philosophy of the Company's executive compensation program is to offer key executives compensation that is competitive in the marketplace yet also based on the Company's performance and the employee's individual contribution and performance. The Company's executive compensation policies are intended to motivate and reward executives for long-term strategic management and the enhancement of shareholder value through cash payments (salary) and equity incentives (in the form of stock options). The executive compensation objectives of the Company are to attract and retain highly qualified managers through competitive salary and benefit programs, encourage extraordinary effort on the part of management through well-designed incentive opportunities and contribute to the short- and long-term interests of the Company's shareholders.

       The  Company's  executive   compensation  program  consists  of  two  key
elements, an annual component (salary) and a long-term component (stock options). The Company's policies with respect to each of these elements, as well as the basis for determining the compensation of Mr. Brody, are described below.

       Salary

       Salaries for executive officers are determined by evaluating several factors, including the executive's individual performance, experience and level of responsibility, as well as compensation data for executives with comparable responsibilities in the Company. No particular weight was given any factor, nor did the Committee utilize a specific statistical methodology. The Committee did not utilize an independent consulting firm in formulating compensation decisions in 1997, though it intends to do so in 1998. Two of the executive officer salaries for fiscal 1997, Messrs. Aaron and Flegenheimer, were set by employment agreements entered into by the Board of Directors prior to the commencement of a Compensation Committee. One former executive officer was compensated by commissions during 1997 and did not receive a salary. The Company believes this arrangement provided incentives appropriate for that individual during 1997.

       The Chief Executive Officer's salary for fiscal 1997 remained unchanged from the level which was set by the Compensation Committee in June 1996. Several factors were considered in determining the Chief Executive Officer's salary, primarily including his individual performance, experience and level of responsibility, the substantial growth of the Company in 1996, the expected continued growth, the Company's financial situation and his equity ownership in the Company. The 1997 salary also reflects the first full year in which Mr. Brody served as both Chairman and President. The Board of Directors did not utilize any particular mathematical formula or other specific objective standards in determining Mr. Brody's current salary.

       The Committee did not use cash bonuses as a component of executive compensation in 1997. However, the Committee is evaluating the use of cash bonuses as an additional method of linking an executive officer's compensation to individual and/or Company performance and has requested recommendations from an independent consulting firm in regard thereto.

       Stock Options

Stock-based compensation is viewed as a critical incentive component of the Company's overall executive compensation program because it directly ties an executive's compensation to the results experienced by the Company's shareholders and because it permits the Company to recruit and retain top talent. Grants of stock options are made under two plans, each of which has been approved by the Company's shareholders. With respect to the option grants made to employees and executive officers of the Company, the existing number of options held by each proposed optionee is considered, with a goal of increasing the equity incentive of the optionees.

       In April 1995, the Company's Board of Directors adopted the 1995 Stock Option Plan (the "1995 Option Plan"), which was approved by the Company's shareholders in July 1995 and amended subsequently with shareholder approval to increase the number of shares and make other changes. Under the 1995 Option Plan, incentive stock options and nonqualified stock options may be granted to executive officers, other key employees, non-employee directors and others whose participation is deemed to be in the Company's best interest. During fiscal 1997, options to purchase a total of 1,070,157 shares of the Company's Common Stock were granted under the 1995 Option Plan to the Company's employees, of which 150,000 were granted to the executive officers named in the Summary Compensation Table herein. An amendment to the 1995 Option Plan is proposed to permit continuing option grants in the future. The Company also maintains the 1993 Incentive Stock Option Plan (the "1993 Option Plan"). However, the Committee generally is no longer making option grants under the 1993 Option Plan, although it has the authority to grant options thereunder for up to 93,341 additional shares. See "Proposal 2" below.

       Because of his significant ownership interest in the Company, no stock options have been granted to the Company's Chief Executive Officer. The Compensation Committee may consider the award of options to Mr. Brody in the future depending on the nature of his overall compensation arrangements.

       Other Compensation

       In addition to salaries and stock options, the Company provides compensation in the form of automobile and telephone expenses and term life and health insurance premiums to its Chief Executive Officer and certain of its executive officers.

       Section 162(m)

       Section 162(m) of the Internal Revenue Code limits, to one million dollars, the deductibility by a publicly held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other executive officer whose compensation is required to be reported in the Summary Compensation Table. Qualified performance-based compensation will not be subject to the deduction limit if certain conditions are met, including a condition that the performance goals under which the compensation is paid must be established by a committee comprised solely of two or more "outside directors". The Company's stock option plans provide such performance-based compensation, although many outstanding options were granted at a time when the board or board committee which authorized the grant did not satisfy the "outside director" requirement. As a result of those outstanding options, it is possible that executive compensation could exceed the Section 162(m) deductibility limit in certain cases, subject to the timing of exercises of stock options and the market prices of the Company's Common Stock at the time of such exercises. The Compensation Committee of the Board of Directors is currently responsible for making determinations with respect to stock option grants and currently meets the "outside director" requirement described above.

                                                 Respectfully submitted,

                                                 Sara R. Dial
                                                 Robert L. Mueller
                                                 Quentin P. Smith, Jr.
                                                 Harvey Belfer (former member)

                          SHAREHOLDER RETURN COMPARISON

       Set forth below is a graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and two peer groups for the period commencing August 12, 1993 (the date on which trading in the Company's Common Stock commenced) and ending December 31, 1997. Shareholder returns are calculated based on the closing price of the Company's Common Stock on the relevant dates for each measurement period. The graph assumes that $100 was invested on August 12, 1993 in Company Common Stock, in the Standard & Poor's 500 Stock Index and two peer groups, and that, as to such indices, dividends were reinvested. The Company has not, since its inception, paid any dividends on the Common Stock.

       One peer group used for this chart consists of AccuStaff Inc., Automatic Data Processing, Inc., Barrett Business Services, Inc., Digital Solutions, Inc., and Paychex Inc. (the "Old Peer Group"). The Old Peer Group has been expanded to reflect additional companies (Administaff Inc., Novacare Employee Services, Staff Leasing Inc., TEAM America, and Vincam Group Inc.) that offer PEO services. Although the Company does not consider all the companies in the peer groups to be direct competitors operating in exactly the same line of business as the Company, many analysts of the Company view the temporary services and payroll processing businesses to be comparable to the employee leasing business. Accordingly, the Company has selected a peer group including companies engaged in such businesses.

       Historical stock price performance shown on the graph is not necessarily indicative of future price performance.

                           August 12,  December 31, December 31, December 31, December 31, December 31,
                              1993       1993         1994         1995         1996         1997
                           ----------  ------------ ------------ ------------ ------------ ------------
Employee Solutions, Inc.    100.00      150.00       144.96       680.00       1,640.00     344.96
Standard and Poor's 500     100.00      105.39       106.78       146.90         180.63     240.90
Old Peer Group              100.00      113.14       122.89       170.54         210.86     292.14
Peer Group                  100.00      113.14       122.89       170.54         212.34     293.55

                                  PROPOSAL 2 -

          APPROVAL OF AN AMENDMENT OF THE EMPLOYEE SOLUTIONS, INC. 1995
  STOCK OPTION PLAN INCREASING SHARES AVAILABLE FOR GRANT BY 1,000,000 SHARES

       Stock options play a key role in the Company's ability to recruit, reward and retain executives and key employees. The Company believes that equity based incentive programs help insure a tight link between the interests of its shareholders and employees and enhance the Company's ability to continue recruiting and retaining top talent. For example, the Company has recently announced that it is conducting an executive search for a new President; although no candidate has yet been selected, it is expected that the compensation package necessary to obtain the services of a qualified candidate would need to include a significant stock option component. The Company also intends to continue to seek acquisition candidates, and it may be necessary or desirable to award options to key employees of acquired companies when future acquisition transactions are completed. The Company believes that the continued operation of the 1995 Option Plan in light of the Company's continuing growth necessitates an increase in the shares available for grant thereunder.

       The Board of Directors proposes an amendment to the 1995 Option Plan to increase the number of shares of Company Common Stock which may be subject to options granted under the 1995 Option Plan by 1,000,000 shares, to 4,500,000 shares. Because options for only approximately 196,241 shares remain available for grant under the 1995 Option Plan, the Board has determined that it is necessary to increase the number of options available to continue the incentive effect for employees which is created by the grant of stock options. The Board believes that stock options both provide a significant incentive to officers and key employees, and tie compensation to the results experienced by the Company's shareholders.

       The 1,000,000 share increase was chosen to provide a sufficient pool for expected option grants over the next two years, to avoid the expense of annual votes to increase shares. However, the number is intended to be sufficiently low so as to not unduly increase the option pool without further shareholder consideration. The Board believes that the number of shares available will be appropriate given Company's total number of shares outstanding.

       In the event the proposal is not approved by the shareholders, the 1995 Option Plan will continue but the Company will be severely limited in the number of options which may be granted. The Board is concerned such a situation could negatively affect employee morale and the Company's ability to attract top talent, to the Company's detriment. Therefore, the Board of Directors unanimously recommends a vote for the proposal.

Amendment Terms

       If the proposal is approved by the shareholders, the 1995 Option Plan would be amended by changing the number of shares for which options may be granted to 4,500,000, which is a 1,000,000 share increase from the (split-adjusted) 3,500,000 shares for which options could be granted currently. Of these, options for a total of 3,303,759 shares have either been exercised or remain outstanding.


Summary of 1995 Option Plan

       The summary of the 1995 Option Plan included in this Proxy Statement is qualified in its entirety by the specific language of the 1995 Option Plan. Copies of the 1995 Option Plan are available to any shareholder upon request addressed to Investor Relations Department, Employee Solutions, Inc., 6225 North 24th Street, Phoenix, Arizona 85016.

       Purposes. The purposes of the 1995 Option Plan are to attract and retain the best available employees, directors and third parties who can provide valuable services to the Company or any parent, subsidiary or affiliate, to provide additional incentive to such persons, and to promote the success of the Company's business.

       Administration and Share Reserve. A total of 3,500,000 shares of the Company's Common Stock are currently authorized for issuance under the 1995 Option Plan. As of April 23, 1998, 292,325 shares have been issued upon exercise of stock options and a total of 3,011,434 shares were subject to outstanding options granted under the 1995 Option Plan, leaving 196,241 shares remaining for future option grants (which would be increased to 1,196,241 shares available for future option grants if this Proposal 2 is approved).

       The 1995 Option Plan is administered by the Board of Directors or by a committee of directors appointed by the Board and constituted so as to permit the 1995 Option Plan to comply with the disinterested administration provisions under Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934. The administering body, which currently is the Compensation Committee, is referred to herein as the "Committee". The Committee determines those persons to whom stock options will be granted, the terms of such grants and the number of shares subject to options. The 1995 Option Plan provides for the grant of options which qualify as "incentive stock options" (sometimes referred to herein as "ISOs") under Section 422 of the Internal Revenue Code (the "Code") and nonstatutory stock options which do not specifically qualify for favorable income tax treatment under the Code (sometimes referred to herein as "NSOs").

       Eligibility. Any employee of the Company or any parent, subsidiary or affiliate is eligible to receive options under the 1995 Option Plan, provided that incentive stock options may only be granted to employees of the Company or any parent or subsidiary of the Company. Nonstatutory options may also be granted to other persons who are not officers, directors or employees, but whose participation is deemed to be in the Company's best interests. As of April 23, 1998, approximately 216 employees (including ten executive officers and directors) and three non-employee directors were eligible to participate in the 1995 Option Plan.

       Non-employee directors automatically receive nonqualified options to acquire 10,000 shares of the Company's Common Stock upon their initial election to the Board and options to acquire 2,500 shares at each subsequent annual meeting of shareholders. Options granted pursuant to the automatic grant provision have a 10-year term and become vested one-time subject to the optionee's continued board service.

       Stock Option Programs. Certain employees of ESEI, a wholly-owned subsidiary of the Company, were eligible to receive grants of stock options under the 1995 Stock Option Plan pursuant to a stock option program. Pursuant to the program, regional vice presidents of ESEI were eligible to receive stock options based on their production, subject to conditions with respect to the level of ESEI's ongoing PEO business. Stock options granted to the regional vice presidents under the ESEI stock option program vest based on years of continuous service as a regional vice president. All options granted under this program will have an exercise price not less than the fair market value of the Company's Common Stock on the date of grant. Options to acquire 19,445 shares are eligible for grant under the ESEI program, which program has been terminated.

       Stock Subject to the 1995 Option Plan. The aggregate number of shares which may be issued pursuant to the exercise of options granted under the 1995 Option Plan currently is subject to adjustments in certain circumstances, including reorganizations, stock splits, reverse stock splits, stock dividends, spin-offs and other distributions of assets to shareholders. The shares acquired upon exercise would be issued in tandem with Preferred Stock Purchase Rights, to the extent provided under the Company's Shareholders Rights Plan. If any outstanding option grant under the 1995 Option Plan for any reason expires or is terminated, the shares of Common Stock allocable to the unexercised portion of the option grant shall again be available for options under the 1995 Option Plan as if no options had been granted with respect to such shares.

       Terms and Conditions of Options. Stock options granted under the 1995 Option Plan may have a maximum term of 10 years (five years in the case of incentive stock options granted to a holder of more than 10% of the Company's stock). The per-share exercise price of incentive stock options may not be less than the fair market value of the Common Stock (110% of the fair market value in the case of a holder of more than 10% of the Company's stock) on the date of grant. The exercise price of nonstatutory stock options may be any amount as determined by the Committee in its discretion. The aggregate fair market value of shares with respect to which incentive stock options are exercisable for the first time, during any calendar year by any holder of incentive stock options, cannot exceed $100,000, with the fair market value of such shares determined as of the time the incentive stock options for such shares were granted. Options are not transferable except that the Committee in its discretion may grant options that are transferable to immediate family members of the optionee or to trusts or partnerships for such family members. Options can be exercised only while an optionee is providing services for the Company or any parent, subsidiary or affiliate, except that an option may be exercised within certain periods of time after termination of employment other than for cause and in the event of retirement, death or permanent disability.

       Payment of the exercise price may be made in cash, or, if permitted by the grant, by transferring to the Company shares of the Company's Common Stock at fair market value on the date of exercise, provided that the optionee held the shares for at least six months. At the discretion of the Committee, the Company may extend credit to finance option exercises. Subject to certain limitations, the Committee may modify, extend or renew outstanding options, reduce the exercise price of options, accept the surrender of outstanding options and grant new options in substitution. No individual may be granted options for more than 250,000 shares in any calendar year. That amount is subject to adjustment in the case of future stock splits, stock dividends, recapitalizations and similar changes. Each option may have additional terms and conditions consistent with the 1995 Option Plan as determined by the Committee.

       Accelerating Events. Unless otherwise provided in the grant letter, in the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving organization, shares subject to outstanding options may be substituted with shares from the surviving corporation, or options may be canceled and the optionee paid the excess of fair market value over the exercise price multiplied by the number of shares subject to options. Upon dissolution or liquidation of the Company, the optionee shall receive a cash payment computed in the manner described in the preceding sentence.

       Termination or Amendment of the 1995 Option Plan. The 1995 Option Plan provides that the Board may at any time terminate or amend the 1995 Option Plan without shareholder approval except where doing so would result in non-compliance with Rule 16b-3, the Code, or other applicable laws or regulations. The provisions for automatic grants to non-employee directors can not be amended more than once every six months other than to comport with changes in applicable law or regulations. Unless sooner terminated by the Board or by the purchase of all stock subject to the 1995 Option Plan, the 1995 Option Plan will expire in April 2005.

Certain Federal Income Tax Consequences

       The following is a brief summary of the Company's understanding of the principal Federal income tax consequences of grants or awards made under the 1995 Option Plan based upon the applicable provisions of the Code in effect on the date hereof.

       Nonqualified Stock Options. An optionee will not recognize taxable income at the time an NSO is granted. Upon exercise of an NSO, an optionee will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the shares at the date of exercise. The amount of such difference will be a deductible expense to the Company for tax purposes. On a subsequent sale or exchange of shares acquired pursuant to the exercise of an NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the shares were acquired pursuant to the exercise of the option.

       When the NSO exercise price is paid in stock, the exercise is treated as:
(a) a tax-free exchange of the shares of stock (without recognizing any taxable gain with respect thereto) for a like number of new shares (with such new shares having the same basis and holding period as the old); and (b) an issuance of a number of additional shares having a fair market value equal to the "spread" between the exercise price and the fair market value of the shares for which the NSO is exercised. The optionee's basis in the additional shares will equal the fair market value of the shares on the date of exercise and the holding period for such shares will begin on the date the optionee acquires them. This mode of payment does not affect the ordinary income tax liability incurred upon exercise of the NSO described above.

       Incentive Stock Options. An optionee will not recognize taxable income at the time an ISO is granted. Further, an optionee will not recognize taxable income upon exercise of an ISO if the optionee complies with two separate holding periods: shares acquired upon exercise of an ISO must be held for at least two years after the date of grant and for at least one year after the date of exercise. The difference between the exercise price and the fair market value of the stock at the date of exercise is, however, an alternative minimum tax preference item. When the shares of stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction and the optionee has complied with the appropriate holding periods, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.

       Ordinarily, an employer granting ISOs will not be allowed any business expense deduction with respect to stock issued upon exercise of an ISO. However, if all the requirements for an ISO are met except for the holding period rules set forth above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. The Company will be allowed a corresponding business expense deduction to the extent of the amount of the optionee's ordinary income.

Valuation

       As of April 20, 1998, the last trade price for the Company's Common Stock, as reported by the NASDAQ National Market, was $4.781 per share.

Option Grants

       As of April 20, 1998, the following persons, or groups of persons, have been granted the indicated number of options under the 1995 Option Plan:

   Individual/Group                     Position                                           Number

   Marvin D. Brody                      Chairman of the Board, Director,
                                        President and Chief Executive Officer                   0
   Roy A. Flegenheimer                  Chief Operating Officer                           370,000
   Morris C. Aaron                      Chief Financial Officer                           200,000
   Paul M. Gales                        Senior Vice President, General Counsel
                                        and Secretary                                     170,000
   Mark J. Gambill                      Senior Vice President, Sales and Marketing         50,000
   Harvey A. Belfer                     Director                                                0
   Jeffery A. Colby                     Director and President of TEAM Services            90,000
   Sara R. Dial                         Director                                           10,000
   Robert L. Mueller                    Director                                           80,000
   Quentin P. Smith, Jr.                Director                                           10,000

   All executive officers as a group (five persons)                                       790,000
   All directors who are not executive officer, as a group (five persons)                 190,000
   All non-executive officer and non-director employees as a group (1)                  2,323,759

   (1) Excludes options terminated without exercise.


       As of the date of this proxy statement, there has been no determination by the Committee with respect to future awards under the 1995 Option Plan. The table of option grants under "Executive Compensation -- Option/SAR Grants in the Last Fiscal Year" provides information with respect to the grant of options under the 1995 Option Plan during the last fiscal year to the executive officers named in the Summary Compensation Table. For information regarding the options granted to the non-executive officer directors during the past fiscal year, see "Executive Compensation - Compensation of Directors."

Recommendation

       The Board of Directors unanimously recommends that the shareholders vote FOR approval of this proposal to amend the Employee Solutions, Inc. 1995 Option Plan to increase the number of shares available for grant under the 1995 Option Plan by 1,000,000 shares.

                              INDEPENDENT AUDITORS

       The Board of Directors has appointed Arthur Andersen LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 1998. It is the Company's policy not to recommend to the security holders an independent auditor for election, approval or ratification. Arthur Andersen LLP's representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Arthur Andersen LLP has audited the Company's financial statements since 1994.


                                  OTHER MATTERS

       The Company knows of no other matters to be submitted at the Annual Meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.


                              SHAREHOLDER PROPOSALS

       Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's Annual Meeting for the fiscal year ending December 31, 1998 must be received by the Company no later than January 5, 1999 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Additionally, if a shareholder wishes to present to the Company an item for consideration as an agenda item for a special meeting, the shareholder must give reasonable notice to the Secretary and give a brief description of the business desired to be discussed.



April 21, 1998                                            THE BOARD OF DIRECTORS

PROXY
                            EMPLOYEE SOLUTIONS, INC.
                             6225 NORTH 24TH STREET
                             PHOENIX, ARIZONA 85016

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Marvin D. Brody and Paul M. Gales as lawful agent and Proxy, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Employee Solutions, Inc. held of record by the undersigned on April 23, 1998, at the Annual Meeting of Shareholders to be held on June 2, 1998 or any adjournment thereof.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
                 DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.
            IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE
                   NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.

[X]  Please mark your
     votes as in the
     example

1.   ELECTION OF DIRECTORS
      _
     |_| FOR the nominees listed below (except as marked to the contrary below)
      _
     |_| WITHHOLD AUTHORITY to vote for all nominees listed below

     Harvey A. Belfer, Marvin D. Brody, Jeffery A. Colby, Sara R. Dial, Robert
     L. Mueller, Quentin P. Smith, Jr.

     INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.

     ___________________________________________________________________________

     This proxy also grants to the proxy holders the discretionary power to vote the proxy for a substitute nominee in the event any nominee becomes unavailable, to vote the shares represented cumulatively for one or more, but less than all, of the nominees named above if additional persons are nominated for election as directors, and to vote such shares cumulatively for one or more of the nominees named above other than those (if any) for whom authority to vote is withheld.


2. PROPOSAL TO APPROVE AN AMENDMENT OF THE COMPANY'S 1995 OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK FOR WHICH OPTIONS MAY BE GRANTED BY 1,000,000 SHARES.

       The Board of Directors unanimously recommends that the shareholders vote FOR approval of this proposal.
                _                        _                        _
               |_|  FOR                 |_|  AGAINST             |_|  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
                      -----------------   ----------------

Dated:_____________________, 1998
(Be sure to date this Proxy)

________________________________________
Signature

________________________________________
Signature


Please sign  exactly as name  appears  below.
When  shares are held by more than one owner,
all should  sign.  When  signing as attorney,
executor, administrator, trustee or guardian,
please   give  full  title  as  such.   If  a
corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                       Appendix
                                                       (per SEC rules; not being
                                                       included in mailing)

                            EMPLOYEE SOLUTIONS, INC.
                             1995 STOCK OPTION PLAN,
                        AS AMENDED BY SHAREHOLDER ACTION
                 ON JUNE 26, 1996 JULY 9, 1997 AND JUNE 2, 1998
                        AND BY BOARD OF DIRECTORS ACTION
                               ON JANUARY 25, 1998



1.       Purpose

         The purposes of the 1995 Stock Option Plan ("Plan") of Employee Solutions, Inc., an Arizona corporation, are to attract and retain the best available employees and directors of Employee Solutions, Inc. or any parent or subsidiary or affiliate of Employee Solutions, Inc. which now exists or hereafter is organized or acquired by or acquires Employee Solutions, Inc. (collectively or individually as the context requires the "Company") as well as appropriate third parties who can provide valuable services to the Company, to provide additional incentive to such persons and to promote the success of the business of the Company. This Plan is intended to comply with Rule 16b-3 under
Section 16 of the Securities Exchange Act of 1934, as amended or any successor rule ("Rule 16b-3"), and the Plan shall be construed, interpreted and administered to comply with Rule 16b-3.

2.       Definitions

         (a) "Affiliate" means any corporation, partnership, joint venture or other entity, domestic or foreign, in which the Company, either directly or through another affiliate or affiliates, has a 50% or more ownership interest.

         (b) "Affiliated Group" means the group consisting of the Company and any entity that is an "affiliate," a "parent" or a "subsidiary" of the Company.

         (c) "Board" means the Board of Directors of the Company.

         (d) "Committee" means the Compensation or Stock Option Committee of the Board (as designated by the Board), if such a committee has been appointed.

         (e) "Code" means the United States Internal Revenue Code of 1986, as amended.

         (f) "Incentive Stock Options" means options intended to qualify as incentive stock options under Section 422 of the Code, or any successor provision.

         (g) "ISO Group" means the group consisting of the Company and any corporation that is a "parent" or a "subsidiary" of the Company.

         (h) "Nonemployee Director" shall have the meaning assigned in Section 4(a)(ii) hereof.

         (i) "Nonqualified Stock Options" means options that are not intended to qualify for favorable income tax treatment under Sections 421 through 424 of the Code.

         (j) "Parent" means a corporation that is a "parent" of the Company within the meaning of Code Section 424(e).

         (k) "Section 16" means Section 16 of the Securities Exchange Act of 1934, as amended.

         (l) "Subsidiary" means a corporation that is a "subsidiary" of the Company within the meaning of Code Section 424(f).

3.       Incentive and Nonqualified Stock Options

         Two types of options (referred to herein as "options," without distinction between such two types) may be granted under the Plan: Incentive Stock Options and Nonqualified Stock Options.

4.       Eligibility and Administration

         (a) Eligibility. The following individuals shall be eligible to receive grants pursuant to the Plan as follows:

                  (i) Any employee (including any officer or director who is an employee) of the Company or any ISO Group member shall be eligible to receive either Incentive Stock Options or Nonqualified Stock Options under the Plan. An employee may receive more than one option under the Plan.

                  (ii) Any director who is not an employee of the Company or any Affiliated Group member (a "Nonemployee Director") shall be eligible to receive only Nonqualified Stock Options in the manner provided in paragraph 12 hereof.

                  (iii) Any other individual whose participation the Board or the Committee determines is in the best interests of the Company shall be eligible to receive Nonqualified Stock Options.

         (b) Administration. The Plan may be administered by the Board or by a Committee appointed by the Board which is constituted so to permit the Plan to comply under Rule 16b-3.

The Company shall indemnify and hold harmless each director and Committee member for any action or determination made in good faith with respect to the Plan or any option. Determinations by the Committee or the Board shall be final and conclusive upon all parties.

5.       Shares Subject to Options

         The stock available for grant of options under the Plan shall be shares of the Company's authorized but unissued or reacquired voting common stock. The aggregate number of shares that may be issued pursuant to exercise of options granted under the Plan shall be 4,500,000 shares. No individual shall be granted options for more than 250,000 shares in any calendar year. If any outstanding option grant under the Plan for any reason expires or is terminated, the shares of common stock allocable to the unexercised portion of the option grant shall again be available for options under the Plan as if no options had been granted with respect to such shares.

6.       Terms and Condition of Options

         Option grants under the Plan shall be evidenced by agreements in such form and containing such provisions as are consistent with the Plan as the Board or the Committee shall from time to time approve. Each agreement shall specify whether the option(s) granted thereby are Incentive Stock Options or
Nonqualified Stock Options. Such agreements may incorporate all or any of the terms hereof by reference and shall comply with and be subject to the following terms and conditions:

         (a) Shares Granted. Each option grant agreement shall specify the number of Incentive Stock Options and/or Nonqualified Stock Options being granted; one option shall be deemed granted for each share of stock. In addition, each option grant agreement shall specify the exercisability and/or vesting schedule of such options, if any.

         (b) Purchase Price. The purchase price for a share subject to (i) a Nonqualified Stock Option may be any amount determined in good faith by the Committee, and (ii) an Incentive Stock Option shall not be less than 100% of the fair market value of the share on the date the option is granted, provided, however, the option price of an Incentive Stock Option shall not be less than 110% of the fair market value of such share on the date the option is granted to an individual then owning (after the application of the family and other attribution rules of Section 424(d) or any successor rule of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any ISO Group member. For purposes of the Plan, "fair market value" at any date shall be (i) the reported closing price of such stock on the New York Stock Exchange or other established stock exchange or Nasdaq National Market on such date, or if no sale of such stock shall have been made on that date, on the preceding date on which there was such a sale, (ii) if such stock is not then listed on an exchange or the Nasdaq National Market, the last trade price per share for such stock in the over-the-counter market as quoted on Nasdaq or the pink sheets or successor publication of the National Quotation Bureau on such date, or (iii) if such stock is not then listed or quoted as referenced above, an amount determined in good faith by the Board or the Committee.

         (c) Termination. Unless otherwise provided herein or in a specific option grant agreement which may provide for accelerated vesting and/or longer or shorter periods of exercisability, no option shall be exercisable after the expiration of the earliest of

                  (i) in the case of an Incentive Stock Option:

                           (1) 10 years from the date the option is granted,  or
                  five years from the date the option is granted to an individual owning (after the application of the family and other attribution rules of Section 424(d) of the Code) at the time such option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or any ISO Group member,

                           (2) three months  after the date the optionee  ceases
                  to perform services for the Company or any ISO Group member, if such cessation is for any reason other than death, disability (within the meaning of Code Section 22(e)(3)), or cause,

                           (3) one year  after the date the  optionee  ceases to
                  perform services for the Company or any ISO Group member, if such cessation is by reason of death or disability (within the meaning of Code Section 22(e)(3)), or

                           (4) the date the optionee ceases to perform  services
                  for the Company or any ISO Group member, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion;

                  (ii) in the case of a Nonqualified Stock Option;

                           (1) 10 years from the date the option is granted,

                           (2) two years after the date the  optionee  ceases to
                  perform services for the Company or any Affiliated Group member, if such cessation is for any reason other than death, permanent disability, retirement or cause,

                           (3) three years after the date the optionee ceases to
                  perform services for the Company or any Affiliated Group member, if such cessation is by reason of death, permanent disability or retirement, or

                           (4) the date the optionee ceases to perform  services
                  for the Company or any Affiliated Group member, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion;

provided, that, unless otherwise provided in a specific option grant agreement, an option shall only be exercisable for the periods above following the date an optionee ceases to perform services to the extent the option was exercisable on the date of such cessation.

         (d) Method of Payment. The purchase price for any share purchased pursuant to the exercise of an option granted under the Plan shall be paid in full upon exercise of the option by any of the following methods, (i) by cash,
(ii) by check, or (iii) to the extent permitted under the particular grant agreement, by transferring to the Company shares of stock of the Company at their fair market value as of the date of exercise of the option as determined in accordance with paragraph 6(b), provided that the optionee held the shares of stock for at least six months. Notwithstanding the foregoing, the Company may arrange for or cooperate in permitting broker- assisted cashless exercise procedures. The Company may also extend and maintain, or arrange for the extension and maintenance of, credit to an optionee to finance the optionee's purchase of shares pursuant to the exercise of options, on such terms as may be approved by the Board or the Committee, subject to applicable regulations of the Federal Reserve Board and any other applicable laws or regulations in effect at the time such credit is extended.

         (e) Exercise. Except for options which have been transferred pursuant to paragraph 6(f), no option shall be exercisable during the lifetime of an optionee by any person other than the optionee, his or her guardian or legal representative. The Board or the Committee shall have the power to set the time or times within which each option shall be exercisable and to accelerate the time or times of exercise; provided, however, except as provided in paragraph 12, no options may be exercised prior to the later of the expiration of six months from the date of grant thereof or shareholder approval, unless otherwise provided by the Board or Committee. To the extent that an optionee has the right to exercise one or more options and purchase shares pursuant thereto, the option(s) may be exercised from time to time by written notice to the Company stating the number of shares being purchased and accompanied by payment in full of the purchase price for such shares. Any certificate for shares of outstanding stock used to pay the purchase price shall be accompanied by a stock power duly endorsed in blank by the registered owner of the certificate (with the signature thereon guaranteed). If the certificate tendered by the optionee in such payment covers more shares than are required for such payment, the certificate shall also be accompanied by instructions from the optionee to the Company's transfer agent with respect to the disposition of the balance of the shares covered thereby.

         (f) Nontransferability. No option shall be transferable by an optionee otherwise than by will or the laws of descent and distribution, provided that the Committee in its discretion may grant options that are transferable, without payment of consideration, to immediate family members of the optionee or to trusts or partnerships for such family members; the Committee may also amend outstanding options to provide for such transferability.

         (g) ISO $100,000 Limit. If required by applicable tax rules regarding a particular grant, to the extent that the aggregate fair market value (determined as of the date an Incentive Stock Option is granted) of the shares with respect to which an Incentive Stock Option grant under this Plan (when aggregated, if appropriate, with shares subject to other Incentive Stock Option grants made before said grant under this Plan or another plan maintained by the Company or any ISO Group member) is exercisable for the first time by an optionee during any calendar year exceeds $100,000 (or such other limit as is prescribed by the Code), such option grant shall be treated as a grant of Nonqualified Stock Options pursuant to Code Section 422(d).

         (h) Investment Representation. Unless the shares of stock covered by the Plan have been registered with the Securities and Exchange Commission pursuant to Section 5 of the Securities Act of 1933, as amended, each optionee by accepting an option grant represents and agrees, for himself or herself and his or her transferees by will or the laws of descent and distribution, that all shares of stock purchased upon the exercise of the option grant will be acquired for investment and not for resale or distribution. Upon such exercise of any portion of any option grant, the person entitled to exercise the same shall upon request of the Company furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the shares of stock are being acquired in good faith for investment and not for resale or distribution. Furthermore, the Company may if it deems appropriate affix a legend to certificates representing shares of stock purchased upon exercise of options indicating that such shares have not been registered with the Securities and Exchange Commission and may so notify its transfer agent.

         (i) Rights of Optionee. An optionee or transferee holding an option grant shall have no rights as a shareholder of the Company with respect to any shares covered by any option grant until the date one or more of the options granted thereunder have been properly exercised and the purchase price for such shares has been paid in full. No adjustment shall be made for dividends (ordinary or extraordinary, whether cash, securities or other property) or distributions or other rights for which the record date is prior to the date such share certificate is issued, except as provided for in paragraph 6(k). Nothing in the Plan or in any option grant agreement shall confer upon any optionee any right to continue performing services for the Company or any Affiliated Group member, or interfere in any way with any right of the Company or any Affiliated Group member to terminate the optionee's services at any time.

         (j) Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of an option. The value of any fractional share subject to an option grant shall be paid in cash in connection with an exercise that results in all full shares subject to the grant having been exercised.

         (k) Reorganizations, Etc. Subject to paragraph 9 hereof, if the outstanding shares of stock of the class then subject to this Plan are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, stock splits, reverse stock splits, stock dividends, spin-offs, other distributions of assets to shareholders, appropriate adjustments shall be made in the number and/or type of shares or securities for which options may thereafter be granted under this Plan and for which options then outstanding under this Plan may thereafter be exercised. Any such adjustments in
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outstanding  options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such options.

         (l) Option Modification. Subject to the terms and conditions and within the limitations of the Plan, the Board or the Committee may modify, extend or renew outstanding options granted under the Plan, accept the surrender of outstanding options (to the extent not theretofore exercised), reduce the exercise price of outstanding options, or authorize the granting of new options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, no modification of an option (either directly or through modification of the Plan) shall, without the consent of the optionee, alter or impair any rights of the optionee under the option.

         (m) Grants to Foreign Optionees. The Board or the Committee in order to fulfill the Plan purposes and without amending the Plan may modify grants to participants who are foreign nationals or performing services for the Company or an Affiliated Group member outside the United States to recognize differences in local law, tax policy or custom.

         (n) Other Terms. Each option grant agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board or the Committee, such as without limitation discretionary performance standards, tax withholding provisions, or other forfeiture provisions regarding competition and confidential information.

7.       Termination or Amendment of the Plan

         The Board may at any time terminate or amend the Plan; provided, that shareholder approval shall be obtained of any action for which shareholder approval is required in order to comply with Rule 16b-3, the Code or other applicable laws or regulatory requirements within such time periods prescribed.

8.       Shareholder Approval and Term of the Plan

         The Plan shall be effective as of April 6, 1995, the date as of which it was adopted by the Board, subject to ratification by the shareholders of the Company within (each of) the time period(s) prescribed under Rule 16b-3, the Code, and any other applicable laws or regulatory requirements, and shall continue thereafter until terminated by the Board. Unless sooner terminated by the Board, in its sole discretion, the Plan will expire on April 6, 2005 solely with respect to the granting of Incentive Stock Options or such later date as may be permitted by the Code for Incentive Stock Options, provided that options outstanding upon termination or expiration of the Plan shall remain in effect until they have been exercised or have expired or been forfeited.
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
9.        Merger, Consolidation or Reorganization

         In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, the Board, the Committee (subject to the approval of the Board) or the board of directors of any corporation assuming the obligations of the Company hereunder shall take action regarding each outstanding and unexercised option pursuant to either clause (a) or (b) below:

         (a) Appropriate provision may be made for the protection of such option by the substitution on an equitable basis of appropriate shares of the surviving corporation, provided that the excess of the aggregate fair market value (as defined in paragraph 6(b)) of the shares subject to such option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the exercise price thereof; or

         (b) Appropriate provision may be made for the cancellation of such option. In such event, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the optionee an amount of cash (less normal withholding taxes) equal to the excess of the highest fair market value (as defined in paragraph 6(b)) per share of the Common Stock during the 60-day period immediately preceding the merger, consolidation or reorganization over the option exercise price, multiplied by the number of shares subject to such options (whether or not then exercisable).

10.      Dissolution or Liquidation

         Anything contained herein to the contrary notwithstanding, on the effective date of any dissolution or liquidation of the Company, the holder of each then outstanding option (whether or not then exercisable) shall receive the cash amount described in paragraph 9(b) hereof and such option shall be cancelled.

11.      Withholding Taxes

         (a) General Rule. Pursuant to applicable federal and state laws, the Company is or may be required to collect withholding taxes upon the exercise of an option. The Company may require, as a condition to the exercise of an option or the issuance of a stock certificate, that the optionee concurrently pay to the Company (either in cash or, at the request of optionee but in the discretion of the Board or the Committee and subject to such rules and regulations as the Board or the Committee may adopt from time to time, in shares of Common Stock of the Company) the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise, in such amount as the Committee or the Board in its discretion may determine.

         (b) Withholding from Shares to be Issued. In lieu of part or all of any such payment, the optionee may elect, subject to such rules and regulations as the Board or the Committee may adopt from time to time, or the Company may require that the Company withhold from the shares to be issued that number of shares having a fair market value (as defined in paragraph 6(b)) equal to the amount which the Company is required to withhold.

         (c) Special Rule for Insiders. Any such request or election (to satisfy a withholding obligation using shares) by an individual who is subject to the provisions of Section 16 shall be made in accordance with the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

12.      Automatic Grants to Certain Directors

         (a) Grant. Except in the case of an initial election of a Nonemployee Director (which shall be governed by subsection (c) hereof) each person who is elected as a Nonemployee Director at any Annual Meeting of Shareholders automatically shall be granted, effective as of the date of such Annual Meeting, options to acquire 2,500 shares of the Company's Common Stock for each year of the term to which such Nonemployee Director is elected. Options granted pursuant to this paragraph 12 shall become exercisable at the rate of 2,500 shares of the Company's Common Stock upon the date of each Annual Meeting following the date of grant, provided that the Nonemployee Director has served as such throughout the preceding year. Notwithstanding anything herein to the contrary, any person who is a Nonemployee Director as of April 30, 1996 shall not be entitled to receive any grant under this paragraph 12 until the 2000 Annual Meeting of Shareholders.

         (b) Certain Option Terms. Options granted pursuant to this paragraph 12 shall have a 10-year term from the date of grant, provided that any option held by a Nonemployee Director who is removed from the Board for cause shall expire on the date of such removal. The exercise price of all options granted pursuant to this paragraph 12 shall be the fair market value of the Company's Common Stock on the date of grant.

         (c) Initial Election to Board of Directors. Any person who initially becomes a Nonemployee Director, whether at an Annual Meeting of Shareholders or at any time other than on the date of an Annual Meeting, shall automatically be granted options exercisable for 10,000 shares of Common Stock for the first year (including a partial year in the case of an election between Annual Meeting), and for an additional 2,500 shares of Common Stock for each additional year of the term to which such Nonemployee Director is elected. Options for one third of such shares shall vest on each of the first three anniversary dates of the initial election to the Board. Other terms of such option shall be as set forth elsewhere in this paragraph 12.

         (d) Stock Splits. Notwithstanding anything in the Plan to the contrary, the number of options to be granted pursuant to paragraphs 12(a) and 12(c) shall not be adjusted for forward stock splits or similar occurrences which are effected during the year ending December 31, 1996, provided that options granted pursuant to paragraphs 12(a) or 12(c) prior to the effective date of
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
any such occurrence shall be subject to adjustment in the same manner as other options granted pursuant to the Plan.

         (e) Limitation on Amendment. This paragraph 12 shall not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.
                                       10